Exhibit 5.1
701 8th Street N.W.
Suite 700
Washington, D.C. 20001
Telephone: 202-220-6900
Fax: 202-220-6945 www.lockelord.com

October 11, 2011

OceanFirst Financial Corp

975 Hooper Avenue

Toms River, New Jersey 08753

Re:	OceanFirst Financial Corp. 2011 Stock Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of OceanFirst Financial Corp. (the “Company”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on or about the date of this letter to register 2,400,000 shares of the Company’s common stock, par value $0.01 per share (the “Stock), which may from time to time be offered and sold by the Company in connection with the OceanFirst Financial Corp. 2011 Stock Incentive Plan (the “Plan”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its certificate of incorporation and by-laws, and amendments thereto, and such other documents (including the Plan and the Registration Statement) which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. We have also reviewed originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records, documents, certificates and other papers, including certificates of public officials, as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Stock, to the extent such Stock represents original issuances by the Company, when issued and sold in the manner referred to in the Plan after the Registration Statement has become effective under the Act, will be legally issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LOCKE LORD LLP

Locke Lord LLP

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